Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Dan Keeney, APR
DPK Public Relations
832-467-2904
dan@dpkpr.com

ERHC Energy Inc. Calls Response to Rights Offering ‘Encouraging’

HOUSTON, February 21, 2013 – In the latest in a series of interviews with ERHC Energy Inc. (OTCBB: ERHE) management, Vice President, Administration and Controller, Sylvan Odobulu, reported that the  Company views response to its ongoing rights offering as ‘encouraging.’ ERHC is a publicly traded American company with oil and gas assets in Sub-Saharan Africa. The Company’s rights offering expires at 5:00 p.m., Central Time, on Thursday, February 28, 2013.

Odobulu called the rights offering an initial step in ERHC’s efforts to raise funds needed for oil and gas exploration in Kenya and Chad as well as for general corporate purposes and working capital needs.

“The rights offering (is) not the only step by any means,” said Odobulu. “We have several other steps planned, including possible registered direct offerings to new investors. How much we seek from new investors will depend on the degree of take-up of the rights offering by our existing shareholders, and nothing is definitive at this point in time.”

The interview is posted online at http://erhc.com/articles/Odobulu-interview/.

In late December, ERHC distributed on a pro rata basis one non-transferable subscription right for every three shares of common stock owned. Shareholders as of the close of business December 17, 2012 are eligible to receive subscription rights, each of which entitles the holder to purchase one share of the Company’s common stock at a subscription price equal to $0.075 per share. The rights offering also includes an over-subscription privilege.

ERHC previously announced  plans to pursue rift margin plays in Kenya and Chad similar to those that yielded major discoveries in neighboring Uganda as well as recent large discoveries in Kenya to the east of ERHC’s Block 11A. Kenya is at the intersection of the Cretaceous Central African rift system and the Tertiary East Africa rift system, a geological occurrence that can contribute to a high potential for hydrocarbons.  In Chad, ERHC has delineated two focus areas situated directly north of numerous major discoveries on a rift margin along the Central African Shear Zone.

ERHC is planning to commence its exploration work programs in Kenya and Chad after raising the necessary funding.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy shares of the Company’s common stock, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

5444 Westheimer Road, Suite 1440 ▪ Houston, Texas 77056 ▪ Tel:  (713)-626-4700 ▪ Fax: (713)-626-4704 ▪ www.erhc.com

About ERHC Energy

ERHC Energy Inc. is a Houston-based independent oil and gas company focused on growth through high impact exploration in Africa and the development of undeveloped and marginal oil and gas fields. ERHC is committed to creating and delivering significant value for its stockholders, investors and employees, and to sustainable and profitable growth through risk balanced smart exploration, cost efficient development and high margin production. For more information, visit www.erhc.com.

Cautionary Statement

This press release contains statements concerning ERHC Energy Inc.’s future operating milestones, future drilling operations, the planned exploration and appraisal program, future prospects, future investment opportunities and financing plans, future stockholders’ meetings as well as other matters that are not historical facts or information.  Such statements are inherently subject to a variety of risks, assumptions and uncertainties that could cause actual results to differ materially from those anticipated, projected, expressed or implied.  A discussion of the risk factors that could impact these areas and the Company’s overall business and financial performance can be found in the Company’s reports and other filings with the Securities and Exchange Commission. These factors include, among others, those relating to the Company’s ability to exploit its commercial interests in Kenya, Chad, the JDZ and the Exclusive Economic Zone of São Tomé and Príncipe, general economic and business conditions, changes in foreign and domestic oil and gas exploration and production activity, competition, changes in foreign, political, social and economic conditions, regulatory initiatives and compliance with governmental regulations and various other matters, many of which are beyond the Company’s control. Given these concerns, investors and analysts should not place undue reliance on these statements. Each of the above statements speaks only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any of the above statements is based.